Innophos Investor Relations (609) 366-1299 investor.relations@innophos.com	The Breakstone Group Maura Gedid (646) 452-2335

INNOPHOS EXPANDS MANUFACTURING CAPACITY FOR

SPECIALTY PHOSPHATE FOOD INGREDIENTS

CRANBURY, New Jersey – (February 3, 2011) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a  leading North American specialty phosphates producer, today announced important capacity expansions targeted at further strengthening its industry leading position in the supply of specialty phosphate ingredients to the food and beverage markets.

Þ  At its Port Maitland, Ontario facility, the Company announced the completion of an expansion for the production of potassium phosphates. These specialty products provide unique functionality for the meat and dairy industries and also have applications in industrial markets including water treatment and industrial cleaners.

Þ  At its Chicago Heights, IL facility, the Company announced plans for a 25% increase in tri-calcium phosphate capacity. Tri-calcium phosphate is used throughout the food industry and has seen significant increase in demand particularly in the beverage and dairy segments.  This expansion uses new process technology which achieves a significant improvement in throughput and a broader product range by optimizing existing production lines at Chicago Heights. The expansion is expected to be completed by mid year 2011.

Þ  The company also confirmed that its previously announced expansion of CAL-RISE® capacity at its Nashville, TN facility is on schedule to be completed in July of this year.  The investment will also provide a 50% increase in the capacity for mono-calcium products V-90 and Regent 12XX. CAL-RISE®, V-90 and Regent 12XX are industry leading calcium leavening agents recognized worldwide by the baking industry.

“The investments we are making support our stated strategy of focusing on higher value specialty phosphate product applications,” commented Joseph W. Golowski, Vice President of the Specialty Phosphates Business. ”In addition to providing a significant capacity increase, these upgrades achieve important extensions to our product range to better meet the needs of our customers.  Our enhanced product portfolio will further strengthen Innophos’ industry-leading capability in enabling food and beverage customers to effectively respond to consumer demand for lower sodium products and for calcium fortification.”

About Innophos Holdings, Inc.

Innophos is a leading North American producer of specialty phosphate products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical, oral care and industrial end markets. With over a century of experience, Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). For more information please see www.innophos.com. ”IPHS-G”